Exhibit 99.1

      Insight Announces Fourth Quarter and Year-End 2003 Results


    NEW YORK--(BUSINESS WIRE)--Feb. 26, 2004--Insight Communications
Company (Nasdaq: ICCI) today announced financial results for the quarter and year ended December 31, 2003.
    Revenue for the year ended December 31, 2003 totaled $902.6 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services as well as basic rate increases. Operating cash flow increased to $387.1 million for the year ended December 31, 2003 from $355.5 million for the year ended December 31, 2002, an increase of 9%. Operating cash flow reported for the year ended December 31, 2002 includes a $4.1 million charge related to high-speed Internet. When this charge is excluded, the resulting 2003 operating cash flow growth is 8%. A reconciliation of operating cash flow to operating income appears below in the discussion of operating data results.
    Revenue for the three months ended December 31, 2003 totaled $236.1 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services as well as basic rate increases. Operating cash flow increased to $104.1 million for the three months ended December 31, 2003 from $96.1 million for the three months ended December 31, 2002, an increase of 8%.
    Revenue generating units, representing the sum of basic, digital, high-speed Internet and telephone customers as defined by the NCTA Standard Reporting Categories, increased by 46,900 during the quarter to 1,981,800. High-speed Internet net additions were 21,600; digital net additions were 19,200; telephone net additions were 6,000; and basic net additions were 100. For the full year, revenue generating units increased by 182,900. After giving effect to the system swap in Q1 2003, revenue generating units increased 170,700 in the year.
    "We showed strong unit growth in high-speed Internet and digital service, and maintained our basic customers during the fourth quarter," said Michael S. Willner, President and Chief Executive Officer. "Importantly, operating cash flow growth, as we expected, has increased over the previous two quarters, confirming that we are on a path to double digit operating cash flow growth in 2004."
    Capital expenditures totaled $65.5 million in the fourth quarter, a 31% reduction over the prior year's quarter, and resulted in $196.7 million for the full year. Of the total spent in 2003, approximately 51% was for Customer Premise Equipment and 17% was for Upgrade/Rebuild costs, as defined by the NCTA Standard Reporting Categories. Capital was funded through cash generated from operations as well as through bank borrowings. As of December 31, 2003, Insight has substantially completed the rebuild of its systems.
    "We added 170,700 revenue generating units in 2003, up from 163,700 additions in 2002," said Dinni Jain, Executive Vice President and Chief Operating Officer. "We are particularly pleased with our full year increase in digital penetration of over 500 basis points and our more than 50% increase in high-speed Internet net additions."

    Insight reiterated the guidance it previously announced for the full year 2004:

    --  Total revenue growth of 11.0% to 12.0% over 2003

    --  Operating cash flow growth of 10.0% to 11.0% over 2003

    -- Capital expenditures of approximately $185 million for the year

    -- Free cash flow of approximately $50 million for the year (see discussion of non-GAAP measures below)

    Operating results for the year ended December 31, 2003 compared to the year ended December 31, 2002

    Revenue for the year ended December 31, 2003 totaled $902.6 million, an increase of 11% over the prior year, due primarily to customer gains in high-speed Internet and digital services as well as basic rate increases. High-speed Internet service revenue increased 59% over the prior year, primarily due to an increased customer base. Insight added a net 85,200 high-speed Internet customers during the year to end the year at 230,000 customers. Basic cable service revenue increased 6%, primarily due to basic rate increases. The average basic rate increase in 2003 was 6%. In addition, digital service revenue increased 26% over the prior year, primarily due to an increased customer base. Insight added a net 68,200 digital customers during the year to end the year at 402,900 customers.
    Revenue generating units were approximately 1,981,800 as of December 31, 2003, compared to approximately 1,798,900 as of December 31, 2002, an increase of 10%.
    Average monthly revenue per basic customer, including management fee revenue and SourceSuite revenue, was $58.03 for the year ended December 31, 2003, compared to $52.38 for the year ended December 31, 2002, primarily reflecting the continued successful rollout of new product offerings in all markets. Average monthly revenue per basic customer for high-speed Internet and digital service increased to $11.41 for the year ended December 31, 2003, up from $8.07 for the year ended December 31, 2002.
    Programming and other operating costs increased $49.5 million, or 18%. Programming costs increased 10%, primarily attributable to increased programming rates for classic service, an increase in digital customers served, and additional programming in the newly rebuilt systems. These increases were offset by a $3.1 million credit from the settlement of a programming contract. Excluding the settlement of the programming contract, programming costs increased 11%. Other operating costs increased 39%, primarily attributable to increases in high-speed Internet costs driven by the net addition of 85,200 high-speed Internet customers, and labor costs, which increased due to the transition from upgrade activities to maintenance activities.
    Selling, general and administrative expenses increased $13.6 million, or 8%, primarily as a result of annual salary increases and payroll related costs for existing employees, some of which are one-time expenses, as well as the addition of new employees. In addition, marketing expenses increased to support the continued rollout of new products. Legal fees also increased related to ongoing litigation. Partially offsetting these increases was an increase in marketing support funds (recorded as a reduction to selling, general and administrative expenses) for the promotion of new channel launches.
    High-speed Internet service charges were incurred through February 28, 2002 as a result of payments made to At Home Corporation, the former provider of high-speed Internet services for all of Insight's systems, except in Ohio. On September 28, 2001, @Home filed for protection under Chapter 11 of the Bankruptcy Code. In order to continue providing service to existing customers and to resume the provisioning of service to new customers, Insight entered into an interim service arrangement that required the company to pay $10.0 million to @Home to extend service through February 28, 2002. As a result of this arrangement, Insight incurred approximately $7.9 million in excess of the original agreed-to cost for such services rendered, of which $4.1 million was incurred in 2002.
    Depreciation and amortization expense increased $15.3 million, or 7%, primarily as a result of additional capital expenditures through December 31, 2003 to complete the rebuild of the Illinois systems, extend the plant and continue the rollout of digital, high-speed Internet and telephone services to existing and new service areas. Excluding the write-down of obsolete video on demand equipment during the year ended December 31, 2002, depreciation and amortization increased $26.4 million, or 13%.
    Operating cash flow increased $31.6 million, or 9%, primarily due to increased basic, digital and high-speed Internet revenue, partially offset by increases in programming and other operating costs and selling, general and administrative costs. The increase in operating cash flow is also attributable to the absence of high-speed Internet service payments to @Home for the year ended December 31, 2003 that were previously included in the adjustments to operating cash flow in the amount of $4.1 million during the year ended December 31, 2002. The following is a reconciliation of operating income to operating cash flow:


                                                      Year Ended
                                                      December 31,
                                                    ------------------
                                                      2003     2002
                                                    ------------------
                                                      (in thousands)
Operating income                                    $155,344 $139,002
Adjustment:
   Depreciation and amortization                     231,760  216,506
                                                    ------------------
Operating cash flow                                 $387,104 $355,508
                                                    ------------------



    Interest expense remained relatively flat year over year. The increase of $1.3 million, or 1%, is primarily due to the inclusion of $5.0 million of accruals for preferred interests in accordance with SFAS No. 150, effective July 1, 2003. Previously, the accrual was treated as a dividend below net income or loss. Additionally, the increase is related to higher outstanding debt, which averaged $2.7 billion for the year ended December 31, 2003, versus $2.6 billion for the year ended December 31, 2002. These increases were partially offset by a decrease in interest expense due to lower interest rates, which averaged 7.4% for the year ended December 31, 2003, versus 7.9% for the year ended December 31, 2002.
    Minority interest decreased $39.0 million, or 126%, to expense of $7.9 million from income of $31.1 million. The decrease is a direct result of the increase in net income attributable to common interests recorded by Insight Midwest, primarily due to the $27.1 million gain recorded on the swap of the Griffin, Ga. system for the managed Shelbyville, Ky. and New Albany, Ind. systems owned by Comcast of Montana/Indiana/Kentucky/Ohio during the first quarter of 2003, the $37.7 million gain on the settlement of a programming contract, and increased operating income partially offset by the $10.9 million loss from the extinguishment of the Coaxial debt.
    During the fourth quarter of 2003, the company determined that it had incorrectly accounted for the impact of minority interests related to its interest rate swap agreements, which convert the interest on a portion of the variable rate senior credit facility to a fixed rate. In addition, Insight had not reduced its deferred tax asset and related valuation allowance related to such swaps through other comprehensive income for subsequent changes in its deferred tax position. The company has therefore restated its financial statements for the year ended December 31, 2002. It has not restated its financial statements for the year ended December 31, 2001 since the correction does not have a material impact on them. The restatement does not impact Insight's revenue, operating income, operating cash flow or loss before income taxes. The following table summarizes the impact of the restatement on the consolidated balance sheet and consolidated statement of operations for the year ended December 31, 2002:

                                                    December 31, 2002
                                                  As Reported Restated
                                                  --------------------
                                                 (in thousands, except
                                                   per share amounts)

Minority interest                                   $224,803 $215,893
Accumulated deficit                                 (237,956)(232,280)
Accumulated other comprehensive loss                  (8,490) (14,166)
Net loss                                             (47,992) (42,316)
Net loss applicable to common stockholders           (68,099) (62,423)
Basic and diluted loss per share attributable to
 common stockholders                                   (1.13)   (1.04)


    Use of Non-GAAP Measures

    This press release contains disclosure of operating cash flow, system cash flow and free cash flow, each of which is a financial measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"). This release includes tabular reconciliation of operating income, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to operating cash flow and system cash flow. This release also includes a reconciliation of net cash provided by operating activities, Insight's most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow.
    Insight defines operating cash flow as operating income or loss before depreciation and amortization. Insight defines free cash flow as net cash provided by operating activities less capital expenditures and distribution of preferred interests. Operating cash flow and free cash flow are useful to management in measuring the overall operational strength and performance of the company. A limitation of operating cash flow, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating the company's revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of operating cash flow is that it does not reflect income net of interest expense, which is a significant expense of the company because of the substantial debt it incurred to acquire cable television systems and finance the capital expenditures for the upgrade of the cable network. System cash flow is another non-GAAP financial measure, which Insight uses to evaluate the underlying operating performance of its cable systems. Insight defines system cash flow as operating cash flow excluding management fees payable by the company's operating subsidiaries to Insight Communications, and excluding the corporate overhead of Insight Communications. Such management fees are equal to 3% of system revenues, and are eliminated in consolidation. Corporate overhead is a component of Insight's selling, general and administrative expenses. System cash flow is subject to the same limitations as described above for operating cash flow.
    Despite the limitations of operating cash flow, system cash flow and free cash flow, management believes that the presentation of each financial measure is relevant and useful for investors because it allows investors to evaluate Insight's performance in a manner similar to the methods used by management. In addition, operating cash flow, system cash flow and free cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of liquidity, operating performance and leverage, although Insight's measures of operating cash flow, system cash flow and free cash flow may not be directly comparable to similar measures used by other companies.
    Operating cash flow, system cash flow and free cash flow should not be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or cash flows as a measure of liquidity, as well as other measures of financial performance reported in accordance with GAAP. Insight is unable to reconcile these non-GAAP measures to their most directly comparable GAAP measures on a forward-looking basis, primarily because it is impractical to project the timing of certain transactions, such as the initiation of depreciation relative to network construction projects.

    About Insight Communications

    Insight Communications (NASDAQ: ICCI) is the 9th largest cable operator in the United States, serving approximately 1.4 million customers in the four contiguous states of Illinois, Kentucky, Indiana and Ohio. Insight specializes in offering bundled, state-of-the-art services in mid-sized communities, delivering basic and digital video, high-speed Internet and voice telephony in selected markets to its customers.

    Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "expect," "anticipate" and other expressions that indicate future events and trends identify forward-looking statements. The above forward-looking statements are subject to risks and uncertainties and are subject to change based upon a variety of factors that could cause actual results to differ materially from those Insight Communications anticipates. Factors that could have a material and adverse impact on actual results include competition, increasing programming costs, changes in laws and regulations, our substantial debt and the other risk factors described in Insight Communications' annual report on Form 10-K, as amended, for the year ended December 31, 2002. All forward-looking statements in this press release are qualified by reference to the cautionary statements included in Insight Communications' Form 10-K.


                      INSIGHT COMMUNICATIONS COMPANY, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                December    December
                                                   31,         31,
                                                  2003        2002
                                               ----------- -----------
                                                     (Restated)
Assets
Cash and cash equivalents                         $60,172     $74,850
Investments                                         4,078       3,666
Trade accounts receivable, net of allowance for
 doubtful accounts of $1,123 and $1,296 as of
 December 31, 2003 and 2002                        29,313      25,725
Launch funds receivable                             9,421       5,197
Prepaid expenses and other assets                  17,446      16,177
                                               ----------- -----------
 Total current assets                             120,430     125,615

Fixed assets, net                               1,216,304   1,220,251
Goodwill                                           72,430      72,965
Franchise costs                                 2,361,959   2,331,282
Deferred financing costs, net of accumulated
 amortization of $13,676 and $9,030 as December
 31, 2003 and 2002                                 33,288      33,298
Other non-current assets                            5,244       5,651
                                               ----------- -----------
 Total assets                                  $3,809,655  $3,789,062
                                               =========== ===========

Liabilities and stockholders' equity
Accounts payable                                  $30,417     $47,220
Accrued expenses and other liabilities             34,182      23,035
Accrued property taxes                             22,954      14,428
Accrued programming costs                          43,261      34,922
Deferred revenue                                   10,061       4,132
Interest payable                                   23,315      24,685
Debt - current portion                             62,250       5,000
Preferred interest distribution payable                 -       5,250
                                               ----------- -----------
 Total current liabilities                        226,440     158,672
Deferred revenue                                    4,523       6,533
Debt                                            2,786,041   2,576,004
Other non-current liabilities                       5,742      53,085

Minority interest                                 229,790     215,893
Preferred interests                                     -     191,820

Stockholders' equity:
Preferred stock; $.01 par value; 100,000,000
 shares authorized; no shares issued and
 outstanding as of December 31, 2003 and 2002           -           -
Common stock; $.01 par value:
 Class A - 300,000,000 shares authorized;
  50,685,317 and 50,704,390 shares issued and
  outstanding as of December 31, 2003 and 2002        507         507
 Class B - 100,000,000 shares authorized;
  8,879,468 and 9,354,468 shares issued and
  outstanding as of December 31, 2003 and 2002         88          93
Additional paid-in-capital                        816,600     829,873
Accumulated deficit                              (246,471)   (232,280)
Deferred stock compensation                       (13,582)     (5,882)
Accumulated other comprehensive loss                  (23)     (5,256)
                                               ----------- -----------
 Total stockholders' equity                       557,119     587,055
                                               ----------- -----------
 Total liabilities and stockholders' equity    $3,809,655  $3,789,062
                                               =========== ===========

Certain prior period amounts have been reclassified to conform to the current period presentation.

                 INSIGHT COMMUNICATIONS COMPANY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                             Year Ended December 31,
                                            2003       2002      2001
                                        --------- ---------- ---------
                                                  (Restated)

Revenue                                 $902,592   $811,995  $729,038

Operating costs and expenses:
 Programming and other operating costs   328,385    278,866   259,634
 Selling, general and administrative     187,103    173,505   153,003
 High-speed Internet charges                   -      4,116     3,785
 Depreciation and amortization           231,760    216,506   383,449
                                        --------- ---------- ---------
Total operating costs and expenses       747,248    672,993   799,871
                                        --------- ---------- ---------

Operating income (loss)                  155,344    139,002   (70,833)

Other income (expense):
 Gain on cable system exchange            27,134          -    34,178
 Interest expense                       (206,031)  (204,730) (213,045)
 Interest income                           1,433      2,126     7,315
 Other                                       (31)      (502)   (2,320)
                                        --------- ---------- ---------
Total other expense, net                (177,495)  (203,106) (173,872)
Loss before minority interest,
 investment activity, extinguishments of
 obligations, gain on contract
 settlement and income taxes             (22,151)   (64,104) (244,705)
Minority interest income (expense)        (7,936)    31,076   141,314
Equity in losses of investees                  -          -    (2,031)
Gain (loss) from early extinguishments
 of debt                                 (10,879)     3,560   (10,315)
Loss on settlement of put obligation     (12,169)         -         -
Gain on settlement of programming
 contract                                 37,742          -         -
Impairment write-down of investments      (1,500)   (18,023)   (9,899)
                                        --------- ---------- ---------
Loss before income taxes                 (16,893)   (47,491) (125,636)
Income tax benefit                         2,702      5,175    50,847
                                        --------- ---------- ---------
Net loss                                 (14,191)   (42,316)  (74,789)
Accrual of preferred interests           (10,353)   (20,107)  (19,432)
                                        --------- ---------- ---------
Net loss applicable to common
 stockholders                           $(24,544)  $(62,423) $(94,221)
                                        ========= ========== =========

Basic and diluted loss per share
 attributable to common stockholders       $(.41)    $(1.04)   $(1.57)
Basic and diluted weighted average
 shares outstanding                       59,585     60,284    60,202

Certain prior period amounts have been reclassified to conform to the current period presentation.

                      INSIGHT COMMUNICATIONS COMPANY, INC.
                              FINANCIAL INFORMATION
                                 (in thousands)

                                                  Three months ended
                                                      December 31,
                                                       2003    2002
                                                 ---------- ----------
                                                       (unaudited)
Insight Consolidated
------------------------------------------------
   Revenues                                       $236,105   $212,380
   System Cash Flow *                              109,294    100,574
   System Cash Flow Margin                            46.3%      47.4%
   Corporate Overhead                               (5,825)    (5,185)
   Management Fee Income                               594        683
   Operating Cash Flow *                           104,063     96,072
   Operating Cash Flow Margin                         44.1%      45.2%
   Capital Expenditures                             65,525     94,900

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                 $44,239    $39,941
       Adjustment:
           Depreciation and amortization            59,824     56,131
                                                 ---------- ----------
  Operating Cash Flow*                            $104,063    $96,072
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                         5,825      5,185
          Management Fee Income                       (594)      (683)
                                                 ---------- ----------
  System Cash Flow *                              $109,294   $100,574
                                                 ========== ==========


                                                  Year ended December
                                                          31,
                                                    2003       2002
                                                 ---------- ----------
Insight Consolidated
------------------------------------------------
   Revenues                                       $902,592   $811,995
   System Cash Flow *                              408,121    372,870
   System Cash Flow Margin                            45.2%      45.9%
   Corporate Overhead                              (23,454)   (20,108)
   Management Fee Income                             2,437      2,746
   Operating Cash Flow *                           387,104    355,508
   Operating Cash Flow Margin                         42.9%      43.8%
   Capital Expenditures                            196,658    283,004
   Total Debt, including Preferred Interests**   2,848,291  2,772,824

Reconciliation of Operating Income to
Operating & System Cash Flow
-----------------------------------------------------------
  Operating income                                $155,344   $139,002
       Adjustment:
           Depreciation and amortization           231,760    216,506
                                                 ---------- ----------
  Operating Cash Flow*                            $387,104   $355,508
                                                 ---------- ----------
       Adjustments:
          Corporate Overhead                        23,454     20,108
          Management Fee Income                     (2,437)    (2,746)
                                                 ---------- ----------
  System Cash Flow *                              $408,121   $372,870
                                                 ========== ==========

* Operating cash flow represents operating income before depreciation and amortization. System cash flow represents operating cash flow excluding management fees and corporate overhead.

** As of December 31, 2003, there were no preferred interests outstanding.

Certain prior period amounts have been reclassified to conform to the current period presentation.

                      INSIGHT COMMUNICATIONS COMPANY, INC.
                              OPERATING STATISTICS
            (in thousands, except per customer and penetration data)

                                    FY        FY        Q4        Q4
INSIGHT CONSOLIDATED               2003      2002      2003      2002
------------------------------- --------- --------- --------- --------

Customer Relationships          1,327.2   1,309.6   1,327.2   1,309.6

Total Average Monthly Revenue
 per Customer                    $58.03    $52.38    $60.84    $54.92

Basic Cable
-------------------------------
  Homes Passed                  2,325.7   2,262.5   2,325.7   2,262.5
  Basic Cable Customers         1,293.6   1,288.8   1,293.6   1,288.8
  Basic Cable Penetration          55.6%     57.0%     55.6%     57.0%

   Cable Revenue               $537,025  $506,128  $136,720  $130,011
   Average Monthly Cable
    Revenue per Customer         $34.53    $32.65    $35.23    $33.62

High-Speed Data
-------------------------------
  "Modem Ready" Homes Passed    2,236.3   1,996.5   2,236.3   1,996.5
   Modem Customers                230.0     144.8     230.0     144.8
  "Modem Ready" Penetration        10.3%      7.3%     10.3%      7.3%

  Modem Revenue                 $93,937   $58,968   $26,979   $17,748
  Average Monthly Modem Revenue
   per Customer                   $6.04     $3.80     $6.95     $4.59
  Average Monthly Modem Revenue
   per Modem Customer            $42.04    $44.24    $41.02    $43.92

Digital Cable
-------------------------------
  Digital Universe              1,242.2   1,235.8   1,242.2   1,235.8
  Digital Customers               402.9     334.7     402.9     334.7
  Digital Cable Penetration        32.4%     27.1%     32.4%     27.1%

  Digital Revenue               $83,471   $66,123   $22,899   $17,676
  Average Monthly Digital
   Revenue per Customer           $5.37     $4.27     $5.90     $4.57
  Average Monthly Digital
   Revenue per Digital Customer  $18.93    $18.53    $19.41    $18.08

Telephone
-------------------------------
  Telephone Universe
   (marketable homes)             648.0     439.8     648.0     439.8
  Telephone Customers              55.4      30.6      55.4      30.6
  Telephone Penetration (to
   marketable homes)                8.5%      7.0%      8.5%      7.0%

  Telephone Revenue             $12,333    $6,274    $3,737    $2,600
  Average Monthly Telephone
   Revenue per Customer            $.79      $.40      $.96      $.67

Advertising Revenue
-------------------------------
  Advertising Revenue           $58,832   $53,415   $16,567   $15,584
  Average Monthly Advertising
   Revenue per Customer           $3.78     $3.45     $4.27     $4.03

Other Revenue
-------------------------------
  Other Revenue                $116,994  $121,087   $29,203   $28,760
  Average Monthly Other Revenue
   per Customer                   $7.52     $7.81     $7.53     $7.44


* 2003 customer data includes effects of the swap of our Griffin, GA system for the managed New Albany, IN and Shelbyville, KY systems.

Certain prior period amounts have been reclassified to conform to the current period presentation.

Note: All "per customer" figures reflect revenue per Basic Cable Customers.

                      INSIGHT COMMUNICATIONS COMPANY, INC.
                       NCTA STANDARD REPORTING CATEGORIES
                              CAPITAL EXPENDITURES
                                   (unaudited)
                                 (in thousands)

                                   -----------------------------------
                                   Q4 2003  2003 FY  2003 FY  2002 FY
Insight Consolidated                Actual  Actual  Guidance  Actual
----------------------------------------------------------------------
Customer Premise Equipment         $37,355  $99,347 $107,380 $106,060
Scaleable Infrastructure             4,636   14,707   13,775   32,019
Line Extensions                      8,819   23,299   21,254   29,446
Upgrade/Rebuild                      7,614   33,692   31,065   87,735
Support Capital                      7,101   25,613   26,503   27,744
                                   -----------------------------------
Total Insight Consolidated         $65,525 $196,658 $199,977 $283,004
                                   -----------------------------------

                      INSIGHT COMMUNICATIONS COMPANY, INC.
                           RECONCILIATION OF OPERATING
                            INCOME TO FREE CASH FLOW
                                   (unaudited)
                                 (in thousands)

                               Three Months Ended      Year Ended
                                  December 31,         December 31,
                                 2003      2002      2003       2002
                              --------- --------- --------- ----------
Operating income               $44,239   $39,941  $155,344   $139,002
   Depreciation and
    amortization                59,824    56,131   231,760    216,506
                              --------- --------- --------- ----------
Operating Cash Flow            104,063    96,072   387,104    355,508

   Changes in working capital
    accounts (1)               (16,055)   20,178   (19,164)   (11,978)
   Cash paid for interest      (61,529)  (58,300) (169,704)  (167,703)
   Cash paid for taxes             (23)     (218)     (448)      (531)
                              --------- --------- --------- ----------
Net cash provided by operating
 activities                     26,456    57,732   197,788    175,296

   Capital expenditures        (65,525)  (94,900) (196,658)  (283,004)
   Distribution of preferred
    interests                        -         -   (11,554)   (14,000)
                              --------- --------- --------- ----------
Free cash flow                $(39,069) $(37,168) $(10,424) $(121,708)
                              ========= ========= ========= ==========

(1) Changes in working capital accounts is based on the net cash changes in current assets and current liabilities, excluding changes related to interest and taxes and other non-cash expenses. Additionally, the changes in working capital accounts includes the cash paid for the settlement of a put obligation and cash paid on the early extinguishment of debt.


    CONTACT: Insight Communications
             John Abbot, 917-286-2300